EXHIBIT (J)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 17, 2006, relating to the financial statements and financial highlights which appears in the November 30, 2005 Annual Report to Shareholders of Thompson Plumb Growth Fund and Thompson Plumb Bond Fund (each a series of Thompson Plumb Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin

March 30, 2006